Calculation of Filing Fee Tables
S-8
Citizens Community Bancorp Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	300,000	$ 22.135	$ 6,640,500.00	0.000087	$ 577.73
Total Offering Amounts:						$ 6,640,500.00		$ 577.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 577.73
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock that may become issuable under the Citizens Community Bancorp, Inc. 2026 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. (2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the high and low prices for such stock on October 26, 2026, as reported by the NASDAQ Global Market. (3) Consists of 300,000 shares of the Registrant's common stock reserved for future issuance under the 2026 Omnibus Incentive Plan. (4) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources